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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-76366 of Xcel Pharmaceuticals, Inc. on Form S-1 of our report on the financial statements of Xcel Pharmaceuticals, Inc. as of December 31, 2001 and for the period January 24, 2001 (inception) through December 31, 2001 dated January 31, 2002 (March 29, 2002 as to Note 12), our report on the Statement of Assets Acquired and Liabilities Assumed of Xcel Pharmaceuticals, Inc. as of March 31, 2001, dated December 14, 2001 (December 31, 2001 as to Note 1), and our report on the Diastat and Mysoline Products Statements of Product Contribution of Elan Corporation, plc. for the years ended December 31, 1999 and 2000 and the three months ended March 31, 2001 dated December 14, 2001, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

Our audit of the financial statements of Xcel Pharmaceuticals, Inc. referred to in our aforementioned report also included the financial statement schedule of Xcel Pharmaceuticals, Inc., listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP

San Diego, California
April 18, 2002